EXHIBIT 7



                                   CSW CREDIT, INC.
                                 AFFILIATED COMPANIES
                               FACTORING EXPENSE SAVINGS
                           THREE MONTHS ENDED MARCH 31, 1999
                                      (thousands)


                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $2,309           $1,738               $571
PSO                          1,349            1,011                338
SWEPCO                       2,508             2,01                495
WTU                            762              565                197
                           --------        ---------        -----------

TOTAL                       $6,928           $5,327             $1,601
                           ========        =========        ===========